EXHIBIT 4.5

                                  M&A ADDENDUM
                            TO THE SERVICES AGREEMENT



BY AND BETWEEN, B.O.S. Better Online Solutions, Ltd. ("BOS"), BOScom, Ltd. ("BOSCOM") (hereinafter, collectively referred to as the "COMPANY") and Cukierman & Co. Investment House, Ltd. ("CUKIERMAN"), dated as of August 22, 2004.

                                 R E C I T A L S

WHEREAS, pursuant to Paragraphs 6(ii) and 9(iii) of that certain Services Agreement between BOS, BOSCOM and Cukierman dated, April 15, 2003 (the "AGREEMENT"), the parties herein wish to memorialize in writing their agreement regarding Success Fees to be earned by Cukierman in consideration of its providing Mergers and/or Acquisitions services to the Company,


                                A G R E E M E N T

In consideration of the foregoing premises and the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged hereby, the parties hereto, intending to be bound legally, hereby agree as follows:

     1. The recitals set forth above are true and correct in all respects and are incorporated herein and made a part hereof.

     2. All capitalized terms used in this addendum without definition shall have the meanings assigned thereto in the Agreement.

     3. For transactions procured in connection with Cukierman's Services in which the Company is (i) acquiring or merging with another entity, or (ii) acquired (either shares or assets) by or merged into another entity (each, a "TRANSACTION"), Cukierman shall be entitled to receive a Success Fee equal to 3.5% of the Total Proceeds exchanged in such Transaction. "TOTAL PROCEEDS" shall mean any consideration paid or received by the Company, its shareholders or any of its subsidiaries in the Transaction, whether in cash or in shares, and including any deferred payments, contingency payments, and payments based on certain milestones being achieved. Unless otherwise agreed by the parties hereto in writing, for the purpose of calculating the Success Fee, the value of non-cash proceeds, which are shares of the Company, shall be the market price of such shares based on the average trading price of the shares in the 30-day period ending on the day the Company entered into a term sheet concerning the Transaction. Other non-cash proceeds shall have the value set for such proceeds in the definitive agreement(s) constituting the Transaction.

     4. The Success Fee hereunder shall be paid in the same form (cash, shares, warrants or other) and ratio in which the Total Proceeds were paid or received, and no later than 30 days after the ACTUAL receipt or payment of such proceeds by the Company, its shareholders or subsidiaries, as the case may be. In order to avoid doubt it is expressly stated that the Company shall not be required to advance any payments on account of deferred, contingent or other future proceeds.

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     5. Section 8 of the Agreement shall be replaced by the following text:

     "Team

     Cukierman & Co.'s team for the purpose of performance of the Services hereunder shall be designated by Mr. Modi Ashkenazy from time to time."


     6. All other terms and conditions of the Agreement (to the extent that they do not conflict with the terms herein) shall remain unchanged and shall be applicable to the terms herein.



IN WITNESS WHEREOF, the undersigned have each executed this M&A Addendum as of the date first above-written.




                                          B.O.S. BETTER ON-LINE SOLUTIONS

                                          ___________________
                                          Mr. Adiv Baruch
                                          CEO


                                          BOSCOM, LTD.

                                          ___________________
                                          Mr. Adiv Baruch
                                          CEO


                                          CUKIERMAN & CO. INVESTMENT HOUSE, LTD.

                                          ___________________
                                          Mr. Modi Ashkenazy
                                          Director